EXHIBIT 99.10 - PRESS RELEASE ISSUED NOVEMBER 12, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

                WASHINGTON POWER UTILITY DISTRICT GOES WIRELESS

Allen-Bradley Fair 97, Nashville, TN --- November 12, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, announced today that its latest technology product, the ESTeem(TM) Model 192C wireless modem, was selected by Programmable Control Services (PCS), an Allen-Bradley(R) authorized systems integrator, to provide the wireless network for the Klickitat County Public Utility District (PUD) located in south central Washington.

Klickitat County PUD, a municipal subdivision of the State of Washington, providing electricity, water, and sewer to more than eleven thousand residents, awarded a contract to PCS to install a state-of-the-art Supervisory Control and Data Acquisition (SCADA) system to monitor loads and resources on a real-time basis to allow more cost effective purchasing decisions for electric power. A secondary benefit of the systems is to remotely monitor and operate fourteen substations and point of delivery centers from a central location. The SCADA system upgrade is to make Klickitat County PUD more cost competitive after the deregulation of the power utility market starting January 1, 1998.

The ESTeem Model 192C will provide a wireless network covering 1,880 square miles for the SCADA system, will be the first of its kind in Washington state.

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Electronic Systems Technology is an authorized Allen-Bradley Encompass Program hardware provider for wireless communications networks.

Contact EST Marketing for more details.

                                  www.esteem.com